UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 20, 2011

Commission	Registrant; State of Incorporation;	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.

333-21011	FIRSTENERGY CORP.	34-1843785
(An Ohio Corporation)
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(d) On December 20, 2011, FirstEnergy Corp. (Company) announced that Donald T. Misheff has been elected to the Board of Directors (Board) effective January 1, 2012, and he will serve for a term expiring at the annual meeting of shareholders in 2012 or until his successor is elected.  Mr. Misheff is currently a Managing Partner of Ernst & Young.  He will retire from Ernst & Young effective December 31, 2011. The Board has affirmatively determined that, at January 1, 2012, Mr. Misheff is an independent director under the regulations of the Securities and Exchange Commission (SEC) and the listing standards of the New York Stock Exchange.

Mr. Misheff will serve on the Board's Corporate Governance and Nuclear Committees and will be compensated for his Board service in the same manner as the other Board members. The Board’s compensation program was amended effective January 1, 2012, to increase the annual cash and equity retainers paid and, in most instances, eliminate the current regular board and committee meeting fees. There are no arrangements or understandings between Mr. Misheff and any other person pursuant to which Mr. Misheff was selected as a director.  There are no relationships between Mr. Misheff and FirstEnergy or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

The Company will enter into an Indemnification Agreement with Mr. Misheff. The form of Indemnification Agreement to be entered into by Mr. Misheff was previously filed with the SEC as Exhibit 10.1 to FirstEnergy’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, and is incorporated herein by reference.

A copy of the news release issued by the Company announcing the election of Mr. Misheff is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	News release issued by FirstEnergy Corp., dated December 20, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 21, 2011

FIRSTENERGY CORP.
Registrant

By:	/s/ Harvey L. Wagner
Harvey L. Wagner Vice President, Controller and Chief Accounting Officer